UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2005

FIRST PULASKI NATIONAL CORPORATION
 (Exact name of registrant as specified in charter)

Tennessee                                0-10974                              62-1110294
(State or other jurisdiction of                        (Commission                                  (I.R.S. Employer
incorporation)                                              File Number)                               Identification No.)

                             206 South First Street
                                  Pulaski, Tennessee                                                                         38478
                                   (Address of principal executive offices)                                                                              (Zip Code)

(931)-363-2585
(Registrant's telephone number, including area code)

Not Applicable
 (Former name or former address, if changed since last report)

       Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

            Item 8.01. Other Events.

       On December 29, 2003, First Pulaski National Corporation (the "Company") entered into an Incentive Stock Option Agreement with Don Haney for the purchase of 5,000 shares of the Company's common stock and an Incentive Stock Option Agreement with Tracy Porterfield for the purchase of 2,500 shares of the Company's common stock. The stock options granted by the Company initially were to vest over a five year period.

       On December 22, 2005, the Company amended the terms of the Incentive Stock Option Agreements to accelerate the vesting of all currently unvested stock options awarded to Mr. Haney and Mr. Porterfield. The unvested options to purchase the shares shall fully vest on December 31, 2005 as a result of the vesting acceleration. The number of shares and exercise prices of the options granted pursuant to the Incentive Stock Option Agreements remain unchanged.

       The Company believes the accelerated vesting will result in the Company not being required to recognize any compensation expense associated with those option grants in the current year and is also expected to result in the Company not being required to recognize compensation expense in future years. The Company believes this decision is in the best interest of the Company and its shareholders. Based on the adoption of the Financial Accounting Standard Board (the "FASB") statement "Share-Based Payment" ("FAS 123R"), the action would result in the Company not being required to recognize share-based compensation expense of approximately $10,400 in 2006 and $9,700 in 2007.

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                 FIRST PULASKI NATIONAL CORPORATION

                                                                 By: /s/ Mark A. Hayes
                                                                       Mark A. Hayes
                                                                       Chief Executive Officer

Date:  December 22, 2005